United Security Bancshares Announces Termination of Consent Order

FRESNO, CA, December 2, 2014 - United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO), the holding company for United Security Bank (the "Bank"), announced today the termination, effective retroactively to November 19, 2014, of the Consent Order dated March 23, 2010, issued by the Federal Reserve Bank of San Francisco (the "FRB"). With the termination of the Consent Order and the previous termination of the Written Agreement with the California Department of Business Oversight (the "DBO") on October 1, 2013, the Company and the Bank have now been relieved of all formal regulatory agreements.

Some of the governance and procedures established by the Consent Order and Written Agreement remain in place, including submission of certain plans and reports to the FRB and DBO, and requirement to seek approval from the FRB and the DBO for either the Bank or the Company to pay dividends and for the Company to pay interest on its outstanding trust preferred securities ("TRUPS"). While no assurances can be given as to future regulatory approvals, on a quarterly basis the DBO and FRB have been approving the Bank's payment of dividends to the Company to cover the Company's operating expenses and its payment of interest on the TRUPS and the Company's payment of quarterly interest on the TRUPS.

The lifting of the Consent Order reflects the progress made by the Company's and the Bank's management and Board of Directors to manage problem credits, raise capital, improve core earnings, and strengthen the Bank's liquidity position. This regulatory recognition marks an important milestone in United Security Bancshares' recovery efforts.

United Security Bancshares is a $680+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary, is a California state-chartered bank with 11 branches serving California's Central Valley and Campbell, in California's Silicon Valley, and is a member of the Federal Reserve System.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company's board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").